Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EXELA TECHNOLOGIES, INC.

Exela Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.	The name of the Corporation is Exela Technologies, Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 15, 2014, under the name Quinpario Acquisition Corp. 2.

2.	This Third Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company’s Second Amended and Restated Certificate of Incorporation.

3.	The amendment to the existing Second Amended and Restated Certificate of Incorporation being effected hereby is as follows:

a.	Add the following paragraph at the end of Article FOURTH as a new paragraph E.:

“E. 2023 Reverse Stock Split. Upon this Amendment to the Second Amended and Restated Certificate becoming effective pursuant to the GCL (the “2023 Effective Time”), each one hundred (100) to two hundred (200) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, the exact ratio within the foregoing range to be determined by the Board and publicly announced by the Corporation prior to the Effective Time, without any further action by the Corporation or the holder thereof (the “2023 Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder and, where shares are held in certificated form, the surrender of the applicable certificate, in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the Nasdaq Capital Market as of the date of the Effective Time (after giving effect to the 2023 Reverse Stock Split) by (b) the fraction of one share owned by the stockholder.”

4.	This Third Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation shall be effective immediately upon filing with the Delaware Secretary of State.

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IN WITNESS WHEREOF, the undersigned, being the Secretary of the Corporation, does hereby declare and certify that this is the act and deed of the Corporation and that the facts stated herein are true and, accordingly, has signed this Third Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation this 12th day of May, 2023.

EXELA TECHNOLOGIES, INC.

By:	/s/ Erik Mengwall
Name:	Erik Mengwall
Title:	Secretary